EXHIBIT 8.1

BANK OF AMERICA PLAZA
600 PEACHTREE STREET, N.E. — SUITE 5200
ATLANTA, GEORGIA 30308-2216
www.troutmansanders.com
TELEPHONE: 404-885-3000
FACSIMILE: 404-885-3900

September 7, 2004

Matria Healthcare, Inc.
1850 Parkway Place
Marietta, Georgia 30067

Registration Statement on Form S-3 (Registration No. 333-116200)

Ladies and Gentlemen:

     We have acted as counsel to Matria Healthcare, Inc. a Delaware corporation (the “Company”), in connection with the preparation of the above-referenced Registration Statement, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on June 4, 2004, under the Securities Act of 1933, as amended (the “Act”), and Amendment No. 1 to the Registration Statement filed with the Commission on September 7, 2004 (the “Amendment”). The prospectus contained in the Registration Statement (the “Prospectus”) relates to the resale by security holders of $86,250,000 aggregate principal amount of the Company’s 4.875% Convertible Senior Subordinated Notes Due 2024 (the “Notes”), 2,925,195 shares of the common stock of the Company, par value $0.01 (the “Common Stock”) issuable upon conversion of the Notes and up to 450,397 shares of Common Stock we may issue as a “make-whole” interest payment upon redemption of the notes in certain circumstances.

     In formulating our opinion herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, and such other documents, instruments, certificates and records, and have reviewed such questions of law, as we have deemed necessary or appropriate for the opinion set forth below. In conducting this review, we have not conducted an independent examination of any of the facts set forth in the Registration Statement, the Prospectus, or other documents, and have, consequently, relied upon the Company’s representations that the information presented in these documents or otherwise furnished to us accurately represents and completely describes all material facts relevant to our opinion herein and upon the authenticity of all documents submitted to us as originals or certified copies, the accuracy of copies, the genuineness of all signatures and the legal capacity of all natural persons. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of these facts or documents.

     Additionally, in rendering our opinion herein, we have assumed that any and all transactions described in or contemplated by any of the aforementioned documents have been or will be consummated consistent with the descriptions of such transactions as set forth in the Prospectus.

     The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder (including proposed and temporary regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations and

ATLANTA • HONG KONG • LONDON • NORFOLK • RALEIGH • RICHMOND
TYSONS CORNER • VIRGINIA BEACH • WASHINGTON, D.C.

TROUTMAN SANDERS LLP

        ATTORNEYS AT LAW
   A LIMITED LIABILITY PARTNERSHIP

Matria Healthcare, Inc.
September 7, 2004

legislative history, as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect. Our opinion is not binding on the Internal Revenue Service or on the courts and, therefore, provides no guarantee or certainty as to results. In addition, our opinion is based on certain factual representations and assumptions described herein. Any change occurring after the date hereof in, or a variation from, any of the foregoing bases for our opinion could affect the conclusions expressed below.

     Based on the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the discussion in the Prospectus under the caption “Certain US Federal Income and Estate Tax Consequences,” to the extent that such information constitutes matters of law, summaries of legal matters or legal conclusions, is a fair and accurate summary of the material United States federal income tax consequences of the ownership and disposition of the Notes.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, as originally filed or as subsequently amended, and to the references to Troutman Sanders LLP under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

     This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matter relating to the Company or to any investment therein, or under any other law. We assume no obligation to update or supplement this opinion to reflect any circumstances that arise after the date of this opinion and come to our attention, or any future changes in law.

Very truly yours, TROUTMAN SANDERS LLP /s/ Troutman Sanders LLP